Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-292175) and related Prospectus of Damora Therapeutics, Inc. for the registration of its ordinary shares and to the incorporation by reference therein of our report dated March 19, 2026, with respect to the consolidated financial statements of Damora Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

August 10, 2026